Exhibit 99.1

ABIOMED ANNOUNCES Q2 FY 2016 REVENUE OF $76.4 MILLION, UP 47% OVER PRIOR YEAR

• Protected PCI Utilization Growth of 70% in the U.S.

DANVERS, Mass. — October 29, 2015 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported second quarter fiscal 2016 revenue of $76.4 million, an increase of 47% compared to revenue of $51.9 million for the same period of fiscal 2015. Second quarter fiscal 2016 GAAP net income was $7.7 million or $0.17 per diluted share, an increase of 103% and 89% respectively, compared to GAAP net income of $3.8 million or $0.09 per diluted share for the prior year period.

Financial and operating highlights during the second quarter of fiscal 2016 include:

•	Fiscal second quarter worldwide Impella® heart pump revenue totaled $71.7 million, an increase of 53% compared to revenue of $46.9 million during the same period of the prior fiscal year. U.S. revenue grew 59% to $66.7 million from $42.0 million in the prior fiscal year with patient usage up 48%.

•	The installed base for Impella 2.5 grew by an additional 27 hospitals, bringing the installed customer base to 1,000 sites. As part of Abiomed’s continued Impella CP® heart pump launch, 45 new hospitals purchased Impella CP, bringing the total number of Impella CP U.S. sites to 739.

•	The Impella RP® heart pump installed base has a goal of 60 sites for the entire fiscal year. As of the end of the second quarter, the Company is ahead of schedule, with an additional 31 hospitals that made initial purchases of the Impella RP during the quarter, bringing the total number to 54 Impella RP U.S. sites.

•	Gross margin for fiscal second quarter 2016 was 84.1% compared to 81.5% in the second quarter of fiscal 2015.

•	Income from operations for the second quarter of fiscal 2016 was $12.8 million, or 16.8% of revenue, compared to $4.2 million, or 8.0% of revenue in the prior year period.

•	The Company generated $19 million in cash, cash equivalents and marketable securities, totaling $175.5 million as of September 30, 2015, compared to $156.4 million at June 30, 2015. The Company continues to have no debt.

•	At its annual Investor Day on August 11, Abiomed outlined its long-term growth strategy and five-year vision for revenues and demonstrated future products in development, which can be accessed via webcast here: http://edge.media-server.com/m/p/ckvn5o7f. The future products, which were also recently displayed at the TCT 2015 conference, included:

•	The Impella ECP™ (Expandable Cardiac Power) heart pump on a complete 9 Fr Impella catheter and pump;

•	The Next Generation Impella CP with an increased flow of 4.5 liters/minute and smart sensor technology;

•	The Impella 5.5, which can be implanted via axillary (without a sternotomy), is designed with a 19 Fr pump on a 9 Fr catheter for months of flow of 5.5 liters per minute and patient ambulation;

•	The longer term Impella BTR™ (Bridge to Recovery) heart pump, which can also be implanted via axillary (without a sternotomy), is designed to provide up to a year of 5.5 plus flow driven by a wearable driver.

•	The Company also announced the submission of its U.S Food & Drug Administration (FDA) pre-market approval (PMA) supplements in August. The supplements are requesting approval for the Impella family of heart pumps (Impella 2.5, Impella CP and Impella 5.0/LD). The submissions are requesting approval for a set of indications related to the use of the Impella devices in patients suffering cardiogenic shock following acute myocardial infarction or cardiac surgery. A request for a longer duration of support was also included.

•	A key clinical paper titled, “Percutaneous left ventricular assist device for high-risk percutaneous coronary interventions: Real-world versus clinical trial experience,” was published in the American Heart Journal during the second quarter. The paper, authored by Mauricio Cohen et al., analyzed the results of high risk PCI (percutaneous coronary intervention) patients in the U.S. Impella (now cVAD™) Registry and determined that real-world clinical outcomes with the Impella 2.5 appeared to be favorable and consistent compared with the randomized PROTECT II trial.

•	Seth Bilazarian, MD, was announced as the new Vice President of Interventional Cardiology Programs at Abiomed on October 8.

•	At the Cardiovascular Research Foundation’s (CRF) annual Transcatheter Cardiovascular Therapeutics (TCT) 2015 scientific sessions in October, there were over 25 Impella heart pump presentations, 3 Protected PCI symposia and 5 live Impella heart pump cases.

“We have had an exciting start to fiscal year 2016 with first half revenue growth of 49% and establishment of Protected PCI™ as a new indication. As evidenced by our patient growth and awareness at TCT, Protected PCI has been validated by physicians that treat higher risk patients requiring percutaneous hemodynamic support in the cath lab,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “We are confident that in the years ahead, Abiomed will deliver strong growth, support new indications and countries, and launch new best in class products. As always, Abiomed is committed to meaningfully impacting the lives of our patients and helping our physicians improve outcomes.”

FISCAL YEAR 2016 OUTLOOK

The Company is increasing its fiscal year 2016 guidance for total revenue to be in the range of $305 million to $315 million, up from $300 million to $310 million, representing an increase in revenue of 32% to 37% from the prior year.

The Company is updating its fiscal year guidance for GAAP operating margin to be in the range of 15% to 17%, from the previous guidance range of 14% to 16%.

CONFERENCE CALL

The Company will release financial results for the second quarter of fiscal 2016. The Company will host a conference call to discuss the results on Thursday, October 29, 2015, at 8:00 a.m. EDT. Michael R. Minogue, Chairman, President and Chief Executive Officer; Michael Tomsicek, Vice President and Chief Financial Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. EDT October 29, 2015 through 11:59 p.m. EDT on October 31, 2015. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 55643535.

The ABIOMED logo, ABIOMED, Impella, Impella RP and Impella CP are registered trademarks of Abiomed, Inc. in the U.S.A. and certain foreign countries. Impella ECP, Impella BTR, Protected PCI, Recovering Hearts. Saving lives and cVAD are trademarks of Abiomed, Inc..

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including, the development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, the Company’s guidance for fiscal 2016 revenue and GAAP operating margins and future opportunities. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each filed with the Securities and Exchange Commission, as well as other information the Company files with the SEC. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release and the Company undertakes no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Aimee Genzler

Director, Corporate Communications

978-646-1553

agenzler@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	September 30, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$54,421	$22,401
Short-term marketable securities	121,087	109,557
Accounts receivable, net	37,119	31,828
Inventories	23,032	16,774
Prepaid expenses and other current assets	4,030	4,479
Deferred tax assets, net	25,715	35,100

Total current assets	265,404	220,139
Long-term marketable securities	—	13,996
Property and equipment, net	11,420	9,127
Goodwill	32,676	31,534
In-process research and development	15,243	14,711
Long-term deferred tax assets, net	44,240	45,206
Other assets	4,423	3,654

Total assets	$373,406	$338,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,788	$10,389
Accrued expenses	18,861	21,894
Deferred revenue	6,803	7,036

Total current liabilities	34,452	39,319
Other long-term liabilities	217	183
Contingent consideration	6,817	6,510
Long-term deferred tax liabilities	824	795

Total liabilities	42,310	46,807

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	424	413
Authorized - 100,000,000 shares; Issued - 43,756,550 shares at September 30, 2015 and 42,618,717 shares at March 31, 2015;
Outstanding - 42,417,469 shares at September 30, 2015 and 41,335,773 shares at March 31, 2015
Additional paid in capital	489,463	465,046
Accumulated deficit	(120,628)	(137,222)
Treasury stock at cost - 1,339,081 shares at September 30, 2015 and 1,282,944 shares at March 31, 2015	(23,157)	(19,347)
Accumulated other comprehensive loss	(15,006)	(17,330)

Total stockholders’ equity	331,096	291,560

Total liabilities and stockholders’ equity	$373,406	$338,367

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product revenue	$76,354	$51,774	$149,780	$100,434
Funded research and development	5	164	11	315

	76,359	51,938	149,791	100,749

Costs and expenses:
Cost of product revenue	12,144	9,612	23,012	19,301
Research and development	11,569	8,693	21,779	17,755
Selling, general and administrative	39,829	29,455	77,152	61,053

	63,542	47,760	121,943	98,109

Income from operations	12,817	4,178	27,848	2,640

Other income (loss):
Investment income, net	62	36	125	80
Other income (loss), net	87	(39)	140	(28)

	149	(3)	265	52

Income before income taxes	12,966	4,175	28,113	2,692
Income tax provision	5,231	336	11,519	562

Net income	$7,735	$3,839	$16,594	$2,130

Basic net income per share	$0.18	$0.09	$0.40	$0.05
Basic weighted average shares outstanding	42,228	40,448	41,963	40,256

Diluted net income per share	$0.17	$0.09	$0.37	$0.05
Diluted weighted average shares outstanding	44,922	42,239	44,778	42,069